Exhibit 99.2

Final Transcript
     Conference Call Transcript
     IUSA - Q1 2009 InfoGroup Earnings Conference Call
     Event Date/Time: May. 05. 2009 / 8:30AM ET

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call
CORPORATE PARTICIPANTS
Lisa Olson
infoGROUP Inc. - SVP, Corporate Relations
Bill Fairfield
infoGROUP Inc. - CEO
Tom Oberdorf
infoGROUP Inc. - CFO
CONFERENCE CALL PARTICIPANTS
Carter Malloy
Stephens, Inc. - Analyst
Robert Kirkpatrick
Cardinal Capital - Analyst
Justin Orlando
Dolphin Management - Analyst
Gary Steiner
Huber Capital Management - Analyst
Ted Hillenmeyer
Northstar Partners - Analyst
PRESENTATION

Operator
 Good day, ladies and gentlemen, and welcome to the First Quarter 2009 infoGROUP Earnings Conference Call. My name is Josh and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We’ll be facilitating a question and answer session toward the end of this conference. (Operator Instructions) I would now like to turn the presentation over to our host for today’s call, the Senior Vice President, Lisa Olson. You may proceed.

 Lisa Olson - infoGROUP Inc. - SVP, Corporate Relations
 Thank you, Josh, and good morning. Thank you for taking the time to join us. As you know, I manage the Investor Relations program for infoGROUP. Joining me this morning is Bill Fairfield, our Chief Executive Officer, and Tom Oberdorf, our Chief Financial Officer.
Remember today’s call is being recorded. Our comments include forward-looking statements and I ask that you refer to the cautionary language in the earnings release for additional information concerning the facts that could cause actual results to differ materially from those in the forward-looking statements.
We also ask you to refer to the documents the Company files from time to time with the Securities and Exchange Commission. These documents contain and identity factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.
In addition to disclosing results determined in accordance with Generally Accepted Accounting Principals, or GAAP, infoGROUP also discloses the following non-GAAP measures; one, earnings before interest expense, income taxes, and depreciation and amortization, or EBITDA; and two, adjusted EBITDA excluding the effects of the restructuring, non-recurring and non-cash charges outlined in the press release.
With that that being said, let’s now get started on what you all called in for, our First Quarter 2009 Earnings Results. We will have a Q&A session at the conclusion of our remarks. It is now my pleasure to introduce our CEO, Bill Fairfield.

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call

 Bill Fairfield - infoGROUP Inc. - CEO
 Thanks, Lisa, and good morning. Let me get right to it. The economy’s been tough for everyone and we certainly were no exception. Our revenues were impacted in the first quarter as all of you have seen by now. I think there are probably three reasons why we saw the impact we did. One, obviously, is just the general economy. We’ll talk a little bit about that later. I think also there were some industry trends that impacted us as well, some secular trends, if you will, that hit some of our legacy businesses a little stronger than we would’ve expected. And then frankly, I think some of the revenue impact was probably self-induced. We’re putting this Company through a lot of change. No matter how well we think we’re executing on that, I’m sure it’s created some distractions.
The good news in all of this is that we’re not seeing any customer migration. In fact, if anything, we’re gaining in terms of the number of clients we have, the challenges that, as will come as no surprise to you, those customers are backing off on their marketing spend where they might’ve done six campaigns last year, they’re doing four campaigns now. Where they might’ve taken a much broader approach in terms of those campaigns, they’re being much more targeted and much more surgical in their efforts and we’re seeing some impact from that.
We have been able to offset some of those revenue declines through our very aggressive cost take out of the business and we think that with that cost take out, with the restructuring we’re doing and the realignment that we’re going to position this Company to take advantage of the economy once it normalizes.
If we take a little bit longer view, we’re anticipating to see similar characteristics in the second quarter and then hopefully some increased spending in the second half of the year as our customers get ready for the holiday season and the hopefully a little higher spend in terms of consumer spending towards the last half of the year. When we put the plan together in December of ‘08, we were probably a little more optimistic of an economic recovery a little earlier in the year. Our plans were to increase the organic revenue as well as implement a very aggressive cost reduction program and we’re proceeding with that.
On the revenue side, not only are we hanging on to the customers we have, the other good news is that the institutionalized cross selling effort that we’re putting in place I think is having an affect. As I’ve told many of you, we had a situation where we’ve had a number of situations where we have a given customer that’s only buying one product or service from us. Because of the silo nature of our business, each of those businesses were never incented to bring other products or services into the fold for that customer. We’re breaking down those silos. We’re seeing a good deal of traction in that area. And I think that bodes well for us in the future.
We’re also addressing our enterprise clients. Again, something on the order of 50% to 60% of our revenue is generated from what I’ll broadly refer to as Fortune 1000 kinds of customers. Those customers are looking to narrow the number of vendors they deal with. So, we have an opportunity to go wider and deeper in those accounts. Again, we’re seeing some good progress in that arena and once that marketing spend picks back up, I think that will flow to the bottom line, if you will, for us.
Another thing we’re doing is we’re really concentrating on product development, product introduction, and product extension. We’ve got a number of businesses, I’ve said, that are legacy in the sense that they’re focused on the old traditional direct mail. We’re pushing our businesses into the arena of digital and interactive marketing. In many cases we’re well-positioned there. But we’ve got a ways to go with a handful of our businesses.
To help in that initiative, we’ve established a product organization that will work on an enterprise to coordinate and support our business units in the development of new products and services. I’ll keep you updated on that as we move forward.
On the cost side, we believe we will exceed our projected savings that we outlined in our last earnings call. As you may remember, we promised $15 million to $20 million of annualized cost savings which we think we’ll achieve earlier then we expected. Tom’s going to go into that in a bit more detail and so I’ll turn it over to Tom Oberdorf now, our Chief Financial Officer.

 Tom Oberdorf - infoGROUP Inc. - CFO
 Thank you, Bill. Last quarter, after I reviewed the financials, I gave some insights into what I think some of the important issues are. So, I’ll continue in that form. So, after my comments on the numbers, I’ll jump to that. After my comments, Bill will provide some additional commentary and we’ll take some questions at the end of the remarks. Just as a clarifying point, the operating results, any numbers that we talk about in operating results exclude Macro International. So, let me get started.

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call
First quarter, during the first quarter of 2009, infoGROUP had revenue of $127.5 million compared to $153.3 million for the same period in 2008, representing a decline of 17%. On a currency neutral basis, the Company’s revenues declined 13%. Revenue for the data group in the first quarter was $67.3 million, as compared to $83.4 million for the same period last year, a decline of 19% and a 17% decline on a currency neutral basis. Revenue for the services group in the first quarter was $35.8 million compared to $40.4 million, a decrease of 12% and 11% on a currency neutral basis. Revenue for the marketing research group in the first quarter was $24.5 million compared to $29.4 million, a decline of 17% on a currency neutral basis. It was down 7%. And again, the research group — again, I’ll just remember you, no Macro in these numbers.
infoGROUP’s operating include for the first quarter was — for 2009 was $2.7 million compared to an income of $11.4 million in the first quarter of 2008. During the first quarter of 2009, the Company recorded $8.7 million in charges for the impairment and write-down of assets, severance costs, facility closures, and charges related to the SEC investigation. When excluding these charges for 2009 and similar charges of $4.6 million for 2008, the decline in operating income was $4.6 million year on year.
infoGROUP’s net loss for the first quarter of 2009 was $9.3 million or a loss of $0.16 per share as compared to net income of $6.6 million or an earnings per share of $0.12 in 2008. infoGROUP’s loss per share from continuing operations for the first quarter of 2009 was $0.01 as compared to earnings per share from continuing operations in the first quarter of 2008 of $0.08. Adjusted earnings per share from continuing operations for the first quarter of 2009 excluding restructuring, non-recurring, non-cash charges, was $0.09 compared to $0.13 for the first quarter of 2008, a decline of $0.04.
In the first quarter of 2009, EBITDA was $9.8 million compared to $21.4 million in 2008. Adjusted EBITDA which eliminates certain restructuring, non-recurring, non-cash charges was $19.1 million in 2009 compared to $26.1 million in 2008. As a result of the cost cutting initiatives that were started last year and continued into the first quarter, we were able to offset some of the revenue decline experienced in the quarter.
In total, the Company recorded $9.3 million in costs during the quarter for restructuring, non-recurring, and non-cash charges. This included $3.8 million in legal and professional fees related to the SEC investigation, $2.6 million in restructuring costs for severance associated with headcount reductions and facilities closures, $2.2 million for the impairments and asset write-downs, $0.3 million in litigation settlement charges, and $0.4 million in non-cash stock compensation expense. Of these charges, $8.7 million were recorded within Selling, General, and Administrative expenses, within operating expenses, and the remains $0.6 million were recorded in other income.
As I mentioned earlier, I’d like to touch on a couple of points that would be of interest to you. First, our revenue reflects the impact of the economy and lower marketing and advertising spend by our clients. Revenue was down 13% on a currency neutral basis versus last year and 9% versus last quarter. Second, we did prepare for a revenue decline. This decrease was greater than we thought, but our cost initiatives to help offset the economic headwinds had been much more aggressive than we originally planed. In the first quarter, we removed $2.2 million in costs which has an annualized savings rate of approximately $10 million.
If we took the first quarter — if we take a look at the first quarter revenues, our revenues were down $26 million which has a gross margin effect of $16 million. If we didn’t achieve any cost savings, this decline would flow right down to the operating profit; however, when you eliminate restructuring, non-current, non-cash costs out of the operating profit, we were down $4.6 million year on year. So the cost savings of approximately $12 million was able to offset a big piece of the revenue miss. I think — if I think of this in broad terms and where the savings comes from, I do the following math; we eliminate the Super Bowl advertising and other marketing spend which was $8 million, yachts, planes, and other costs related to the former CEO, which has a current quarter benefit of $2 million. Remember, that was $8 million on a full year basis. And $2 million in current quarter costs.
Third, we project additional cost savings of approximately $2 million to $3 million in the second quarter. Now, these are additional which will have an annualized impact of approximately $8 million to $9 million. Fourth, on our last call we promised $15 million to $20 million in annualized cost savings in 2009 and the first half of 2010 and we are now projecting to be at $18 million to $19 million of annualized savings by the end of the second quarter. This does not mean we’re done. We will continue to deliver savings in the second half with the same rigor as the first. I don’t want to give you second half savings numbers because we’re still finalizing plans for the first half. But it will be significant. And we will review these cost savings in our next earnings call.
Fifth, we believe the sale of Macro was a critical milestone in our strategy. The proceeds for the sale pushed the debt down below $200 million and our leverage ratio down to 2.1. You will notice a loss on our P&L for the sale of Macro. This primarily relates to the significant amount of goodwill and intangibles, $103 million, written off with the transaction in addition to other assets and a $35 million tax expense. Let’s not let the accounting loss cloud the fact that we received approximately $100 million in cash which was used to pay down debt.

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call
Sixth, we’re not providing guidance for 2009 but the second quarter, I would expect revenues to be relatively flat versus the first quarter of 2009. We are not expected a rebound in the economy in the third and fourth quarter, however, we hope that some of the marketing and advertising spending by our customers picks up a bit in the second half as they get ready for the holiday season; however, revenues will be below the 2008 levels for the second half.
Lastly, one of the questions we get from investors and potential investors is “If the economy reduces your revenue, can you make it up on cost savings?” Our answer has been, “Absolutely not.” But we can make up a lot of it. We believe that if we see the economy improve and the marketing and advertising dollars return to the market, our aggressive cost cutting measures will help generate significant cash and make us a highly profitable Company. With that, I’ll turn it back to Bill.

 Bill Fairfield - infoGROUP Inc. - CEO
 Thanks, Tom. I’ll just make a few closing comments and then we’ll be ready for Q&A. Tom has really communicated the heavy lifting as far as what we’ve been doing, especially in the area of cost savings. As we’ve said before, there are so many opportunities to get this Company properly aligned and in the right direction without jeopardizing our service to the customer and that’s really what we’re focusing on. We’ve got a few more quarters to do that, to be real honest with you.
I’ll say the first quarter was good in a couple of respects. As Tom mentioned, we did achieve a couple of milestones, one of which was in no small way paying down our debt dramatically. As he said, with the sale of Macro we were able to pay the debt down from something on the order of $300 million to just under $200 million and this, obviously, helps strengthen the balance sheet.
With regard to the revenue, as Tom said, we continue to think there will be some tough economic headwinds out there. But we don’t expect them to get worse. The issue is how much longer is it going to take for them to get better. We should be through within another couple of quarters. Some of our self-inflicted pains in terms of the distractions within the business from a reorganization standpoint, but we’ll continue on those efforts. I think what’s important about the cost reduction efforts that we’re going through, these are not a reaction to the downturn in the economy. The reality is we would’ve gone after these anyway. They’re the right thing to do for the business. It needs the kind of restructuring that we’ve got going on and we think we’ll come out of this being well positioned and being able to produce for you good profits and return to being a high cash generating Company.
On a different note, I hope all of you have seen the recent announcement that came out last night regarding the shareholder rights plan. On May 1, the Board of Directors adopting a shareholder rights plan designed to protect the shareholders. I will tell you this about this plan as opposed to plans we’ve had in the past is this plan does not exclude any one particular shareholder. It treats everybody the same. It’s important to note that if a Company receives any kind of offer for the Company, all the shareholder rights plan really does is give the Board of Directors time to evaluate the offer and determine the best course of action for all the shareholders. If there’s a situation or it looks like there should be a change of control, it just allows the Company to make sure this is a constructive change of control and that all shareholders get a premium and maximize their value. This is a rights plan that, like I said, there are no exclusions and it relates to any sort of situation whether it’s a creeping takeover or any other kind of change of control and again gives us the time to deal with that.
As I’ve said, we believe that we’re getting the Company well-positioned. We think that we’ve probably got a couple more quarters of some restructuring ahead but we think we’re well on our way and in fact, perhaps ahead of schedule in accomplishing our goals.
With that, I’ll open it up to questions and answers.
QUESTION AND ANSWER

 Operator
 Thank you very much, sir. (Operator Instructions) Our first question comes from the line of Carter Malloy from Stephens. Carter, you may proceed.

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call

 Carter Malloy - Stephens, Inc. - Analyst
 Thank you. Can you guys give us some idea of profitability by segment within your data and services and market research groups.

 Tom Oberdorf - infoGROUP Inc. - CFO
 Sure. In first quarter 2009, operating profit for the data group was $12.9 million. The services group was $5 million. Market research was basically break even.

 Carter Malloy - Stephens, Inc. - Analyst
 Okay. Can you maybe comment on what the outlook for market research is and if you guys have a pipeline there and where you expect revenues to go and what you’re doing to stave off any potential losses there.

 Bill Fairfield - infoGROUP Inc. - CEO
 Carter, this is Bill. I’ll try to be responsive to your question. Let me break up the market research group as follows. I think what’s important to note is that actually on an international basis, the market research business is doing pretty well. In the UK, we’re seeing a good deal of success. In Asia and the rest of the world, we’re similarly seeing in total, a good deal of success. So the challenges are really U.S. centric for the most part. As I think you’re aware, the market research group is really not just one entity. It was a combination of a number of different acquisitions that took place after the ORCI transaction and that included Guideline and numerous others.
So, one of the issues they’re faced with in the U.S. is really getting those businesses consolidated. So, they’ve got a good deal. On a much smaller scale, they’re going through the same kind of thing we’re going through on a corporate basis. The other thing you should know about the U.S. is they did have a number of major contracts that they expected to start work on early in the year. Those have been delayed like so many other programs. We actually think that there are a good deal of opportunities and a good deal of synergies there. What we’re finding with a number of our clients is that with the market research organization, it allows us to really build a closed loop sort of offering, if you will, whereby we can provide both primary and secondary research for our business clients. That then can be integrated into our offerings of database and other services and help us help our clients define the kind of marketing programs that they want to initiate. We can then monitor those programs through our analytics capability and then feedback through the market research group to test how they’re doing. We think there’s some opportunities there. We think there’s some repair work that needs to be done in the U.S. and then I think that business will be a good business.

 Carter Malloy - Stephens, Inc. - Analyst
 Okay. And then looking at the year over year number on your data group, I think if I remember correctly, that first data contract, you’re still seeing the year over year impact of that this quarter and next?

 Tom Oberdorf - infoGROUP Inc. - CFO
 Carter, it’s very slight. I think it’s a percentage point.

 Carter Malloy - Stephens, Inc. - Analyst
 One point you said, Tom?

 Tom Oberdorf - infoGROUP Inc. - CFO
 Yes.

 Carter Malloy - Stephens, Inc. - Analyst

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May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call
 Okay. Great. And then also, can you guys maybe talk about what you’ve seen and the opportunities for consolidating all the disparate brands there?

 Bill Fairfield - infoGROUP Inc. - CEO
 As perhaps you know, one of our major sort of cultural themes since last fall has been to address the go to market strategy and the branding strategy. We have 31 — or we did have 31 plus different business units all kind of doing their own thing, all with their own brand, all with their own label. We’ve got an active program in place to look at that. It’s been going on now since November. We’ve got some outside resources helping us on that. I would expect that in or around the June timeframe we should have a plan of attack on that if you will. I don’t have any preconceived notion, Carter, of what the outcome of that’s going to be. But I think you can bet that we’re going to reduce the number of brands and in turn reduce the confusion of the marketplace.

 Carter Malloy - Stephens, Inc. - Analyst
 Okay. Great. I’ll let somebody else ask questions and get back in the queue. Thanks.

Operator
 Our next question comes from the line of Robert Kirkpatrick from Cardinal Capital. Robert, you may proceed.

 Robert Kirkpatrick - Cardinal Capital - Analyst
 Good morning.

 Bill Fairfield - infoGROUP Inc. - CEO
 Hi, Rob.

 Robert Kirkpatrick - Cardinal Capital - Analyst
 Number one, Tom, thank you for the idea of profitability by segment. Could you split the $8.7 million in non-cash kind of one-time charges in the SG&A by segment, please?

 Tom Oberdorf - infoGROUP Inc. - CFO
 I don’t know if I can do it for you here. So, we talked about our legal fees and the $3.8 million with the legal and professional fees. That’s all corporate. We have $2.6 million worth of severance and facility closures. I would say — I don’t want to say it’s a small number. A lot of work goes into this. But it’s split between the three groups. I know that we’ll start splitting some of these. You’ll see some of these costs split out in the queue but I don’t have the information in front of me here.

 Robert Kirkpatrick - Cardinal Capital - Analyst
 No problem. Secondly, Bill, in the press release that the Company came out with in response to Mr. Gupta back late in the fourth quarter after he put his press release out, you said — I believe Bernie was quoted as saying because the Company founder has expressed an interest in selling the Company, the independent directors will review with Evercore Partners, the Company’s financial advisor, our present and projected results of operations and general market conditions to determine what’s in the best interest of all our shareholders. Could you comment on that strategic review and where you stand on that? Has it concluded?

 Bill Fairfield - infoGROUP Inc. - CEO

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call
 Sure. I’d be happy to. We have retained Evercore and they’ve been working with us since December. I guess that’s when that announcement came out. As you’ll appreciate, we were positively distracted for a good part of the first quarter with the Macro situation. That took not only the time of the management team but the time of the Board. Towards the end of the first quarter, we’ve been working on putting together our projections in terms of how the Company would look on a go forward basis, say, for a three or five year plan. We’ve done that assuming just the static nature of the business. In other words, just projecting out the businesses that we’re already in.
We’re also doing some sensitivity on that plan based upon some strategic initiatives that we’ve got going that we think will change in a positive way the outlook for the business. Once those are finalized and we’ve just reported on those to Evercore and to the Board last week. Evercore will now use that information to do a variety of valuation analyses as is typical. Discounted cash flow analysis and the rest. That will give us a perspective on value. That will put us in a position that if — and I underline “if” — there are any interested suitors and we think it’s in the best interest of the shareholders to entertain that, that will put us in a situation where we can run an open process and with our valuation in mind, be able to judge whatever comes across the transom. We’re not reacting to any situations currently. There’s nothing on the table. But we want to be in a position to respond appropriately if and when that occurs.

 Robert Kirkpatrick - Cardinal Capital - Analyst
 Thank you for your disclosure on that. One back to Tom. Tom, when do you anticipate you’ll have to pay the taxes on the sale of Macro and how much will that tax payment be?

 Tom Oberdorf - infoGROUP Inc. - CFO
 Sure. Let me give you two answers for one question. Because I’ve got the answer to your last one. Because we have the Q — we’ll be filing on Monday. So, just for the restructuring, which is $2.6 million. $900,000 is in data. The service group is $0.5 million. The research group is $0.5 million. And corporate has $1.4 million. That’s the $2.6 million. So, the tax payments — generally the tax payment is going to be — I’ll sure the federal and I think the state may be lined up the right way, but on June 15, we pay the taxes on the Macro transaction.

 Robert Kirkpatrick - Cardinal Capital - Analyst
 How much?

 Tom Oberdorf - infoGROUP Inc. - CFO
 It’s roughly — it’s around $50 million.

 Robert Kirkpatrick - Cardinal Capital - Analyst
 Round numbers, that’s fine.

 Tom Oberdorf - infoGROUP Inc. - CFO
 $10 million is estate, a number which is very high for Maryland. It’s a high state tax which is one of the reasons it drives it up. And the rest is federal. And the federal I’m positive is on June 15.

 Robert Kirkpatrick - Cardinal Capital - Analyst
 Okay. And then, back to Bill. Bill, could you comment upon what kind of advice — internal, external, other — was received by the Board in consideration of the stockholder rights plan?

 Bill Fairfield - infoGROUP Inc. - CEO

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call
 Sure. I’d be happy to. First, I think it’s important to note that we’ve had extensive conversation about that for some time. As you know, Rob, several years ago we had a shareholder rights plan. It was a little bit unique in that it had an exclusion for the larger shareholder. In parallel with that, there was a standstill agreement. That standstill agreement is still enforced and, in fact, I believe it runs out in July. So, we’ve been talking about this — gosh. I can’t tell you exactly how long. But for quite some time.
And we’ve had outside legal expertise helping us. Wilson Sonsini has been working with us on this. We’ve also had Evercore’s advice on this. Frankly, it’s been on the Board agenda for at least the last two times, if memory serves me right, for discussion analysis and the like. There’s been a good deal of due diligence around the whole process, Rob. I don’t know if that’s responsive to your question or not.

 Robert Kirkpatrick - Cardinal Capital - Analyst
 Great. Cardinal certainly is appreciative that this version of the shareholder rights plan does apply to everyone equally. We’re vastly in favor of that. So, thank you to the Board for doing that.

 Bill Fairfield - infoGROUP Inc. - CEO
 Thank you. I’ll pass your words on.

Operator
 Our next question comes from the line of Justin Orlando from Dolphin Management. Justin, you may proceed.

 Justin Orlando - Dolphin Management - Analyst
 Tom, Bill, Lisa, how are you?

 Bill Fairfield - infoGROUP Inc. - CEO
 Good. Thank you, Justin. How are you?

 Justin Orlando - Dolphin Management - Analyst
 Good, thanks. Obviously I haven’t read the P&L yet, but I want to echo some of the thoughts that were just made on treating all the shareholders fairly. Just a couple of quick questions. Maybe Tom? Am I looking at net debt correctly if I’m thinking about $178 million if I’m including notes receivables and the tax payable?

 Tom Oberdorf - infoGROUP Inc. - CFO
 You know, the way I would look at this is I would look at it as $199 million. We did have — one of the anomalies after the Macro transaction is we did have cash on the books which got transferred and it will pay down debt temporarily between April 1 and June 15 because we’re waiting for that tax payment. But all the proceeds of the sale had to go toward the transaction. But I would look at the net debt, that we’ve kind of stayed it there. If we — I don’t want to get into too much detail, but sometimes if we have a negative cash balance, that goes against and gets re-classed against payables. So, I would just use the $199 million, is what I would consider the net debt to be.

 Justin Orlando - Dolphin Management - Analyst
 That’s because you’re not including — are you including in that number the notes receivable? In the retained earnings?

 Tom Oberdorf - infoGROUP Inc. - CFO

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call
No. It’s not. So —

 Justin Orlando - Dolphin Management - Analyst
 Okay. And you’ve got notes receivables and assets held for sale up above as well that are not in your $199 million number, right?

 Tom Oberdorf - infoGROUP Inc. - CFO
 Right.

 Justin Orlando - Dolphin Management - Analyst
 Okay. Thanks for that. Could you just maybe talk a brief second about the cost saves? I appreciate the analysis you laid out. First, am I — are we talking about on an annualized cost savings basis versus a full year? That 2008 number?

 Tom Oberdorf - infoGROUP Inc. - CFO
 Yes. The 2009 number you mean?

 Justin Orlando - Dolphin Management - Analyst
 No. Sorry. The cost saves in ‘09 versus a full year ‘08? Or is that a Q4?

 Tom Oberdorf - infoGROUP Inc. - CFO
 Can I just take a step back? Let me explain and kind of poke me if I’m going off, if I’m not answering your question. We talked about $2.2 million that was achieved in this first quarter, right? That was achieved — some of that was achieved in January, February, March. But, again, on an annualized basis, that is a $10 million number. That is not what’s going to be achieved in 2009. Now, the math is pretty simple to do. If it’s $10 million on an annualized basis, it’s about $2.5 million a quarter. So, for 2009, that would be $2.5 million for the second, third, and fourth quarter and $2.2 million for the first quarter. That will all be incremental to our cost basis in 2008.

 Justin Orlando - Dolphin Management - Analyst
 Yes. That’s exactly the question I was asking. So, off a full year, not a Q4 annualized cost number, but a full 2008 number?

 Tom Oberdorf - infoGROUP Inc. - CFO
 That’s — kind of. Because when we’re looking at these cost savings, we do this analysis and believe me, everyone throws in — “Here’s what we saved.” And the number ends up to be bigger because people consider versus budget. But as we pull these back, we try to get it as close as we can to the spend rate in 2008. If you’re bottling, I think it is versus 2008, but I’m going to have to go back and kind of test the waters with fourth quarter versus the first three.

 Justin Orlando - Dolphin Management - Analyst
 Fair enough. And I guess there’s some seasonality in the costs as well, right?

 Tom Oberdorf - infoGROUP Inc. - CFO

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call
 Yes. I guess I just have to say that I’m not as familiar with some of the anomalies that might’ve happened in the first, second, and third quarter as far as costs go.

 Justin Orlando - Dolphin Management - Analyst
 Fair enough. Can you help us maybe — I heard $18 million to $19 million annualized captured by 2Q. Can you help us a little bit with maybe a ballpark on what you guys are thinking? Are we in the $1 million to $5 million range for back half cost saves? Are in the $5 million to $10 million range? Is there a — what kind of — can you give us a little help with the - ?

 Tom Oberdorf - infoGROUP Inc. - CFO
 As I said — didn’t I say in the script that I wasn’t going to say a number? Truly, I think the number is going to be significant. I would not expect that we did that much in the first half and then it just — the pedal comes off the metal. Again, on an annualized basis, it will be a big number. Now, of course, the savings, the impact in 2009, whatever we do in the third and fourth quarter, we’ll only have a half a year and then the fourth quarter, just a quarter. But I think that will be pretty significant. One of the things that we said and we meant when we had earlier calls is there’s just a lot of things to take out of this business just from a cost side. If we were not having revenue pressure, we would be doing this. I’m sure revenue pressure is pushing us a little faster in going in this direction, but there’s a lot a costs to take out.

 Justin Orlando - Dolphin Management - Analyst
 Okay. Just two more quickly. On the revenue side, are you seeing any of the businesses that are showing a pickup from your Q1 numbers? Or is it pretty much just the same across the board?

 Bill Fairfield - infoGROUP Inc. - CEO
 Justin, we’re — it’s a little early to tell because we’re only through one month. But we are seeing some pickup in what I’ll broadly classify as our integrated marketing businesses which includes, of course, Yesmail is as the principal driver in that arena. We’re seeing a little bit of pick up there. I’d say that’s probably the most notable case. Again, those activities occur not just with Yesmail in the services business, but across parts of the data business as well. Having said that, I think, as we indicated, we’re still expecting that revenue for Q2 is going to be about what it was for Q1 and that’s based upon April. That’s sort of where we are right now.

 Justin Orlando - Dolphin Management - Analyst
 I appreciate that. And lastly, Bill, do you anticipate picking up some analyst coverage here in the remainder of the year?

 Bill Fairfield - infoGROUP Inc. - CEO
 I know Lisa has been working very hard on that. We have a couple of analysts that have given indications that that’s likely to happen starting mid year. And we’re keeping our fingers crossed. We want to try to create a little competition for Carter.

 Justin Orlando - Dolphin Management - Analyst
 Thank you very much.

Operator
 Our next question comes from the line of Carter Malloy from Stephens. Carter, you may proceed.

 Bill Fairfield - infoGROUP Inc. - CEO

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May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call
 Why did I figure you’d be on next?

 Carter Malloy - Stephens, Inc. - Analyst
 Competition is welcome, thanks. Tom, just a couple of housekeeping items here. Excuse me. Can you give CapEx and free cash flow for the quarter?

 Tom Oberdorf - infoGROUP Inc. - CFO
 Yes. CapEx was about $3.6 million. So, you’ll notice that’s down significantly from prior quarters. And cash flow from operations was $16 million.

 Carter Malloy - Stephens, Inc. - Analyst
 Okay. And can you give us a breakdown of the debt profile?

 Tom Oberdorf - infoGROUP Inc. - CFO
 Yes. I can. At the end of the quarter, let me just see here. At the end of the quarter the revolver — let me make sure I have this right. We had $78 million in the revolver, $77 million in the term loan, and $41 million in the mortgage debt that we have. I think there are other debt that gets us to the $199 million. It’s like capital lease, it’s about $2 million worth of capital leases.

 Carter Malloy - Stephens, Inc. - Analyst
 Are you guys going to restate the historical market research group figures with the K?

 Tom Oberdorf - infoGROUP Inc. - CFO
 Yes. They are restated. If you take out Macro, you mean?

 Carter Malloy - Stephens, Inc. - Analyst
 Correct.

 Tom Oberdorf - infoGROUP Inc. - CFO
 Yes. You’ll see all the Macro numbers, whether it’s a prior profit or loss. It was profit. But you’ll see on the P&L, you’ll see them in a discontinued operation line. In the cash flow you’ll see it in a discontinued operation line. So, you’ll see it. You’ll be able to map it out.

 Carter Malloy - Stephens, Inc. - Analyst
 Okay. Great. Thank you.

Operator
 Our next question comes from the line of Gary Steiner from Huber Capital Management. Gary, you may proceed.

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call

 Gary Steiner - Huber Capital Management - Analyst
 Hi. Good morning.

 Tom Oberdorf - infoGROUP Inc. - CFO
 Hi, Gary.

 Gary Steiner - Huber Capital Management - Analyst
 Two questions. One is just on the legal costs, I think somewhere in here you said it was $3.8 million? It seems like a pretty high number given — I thought most of that was done at this point. Maybe you could just comment on that? And then just in terms of the overall sort of outlook of where we are today versus where you were when you had your last conference call, I think somebody on the last call had asked, “What are your expectations for the year, Bill?”
And you said, actually I’m reading from the last transcript. “My expectations are, irregardless of the economy, that we’re going to improve our ability to generate earnings.” And then you went into some detail about improving margins in certain businesses, improving revenues in other businesses. And obviously, Bill, that isn’t where we are today.
That was February 10. We’re halfway through this quarter. That implies to me that midway through the quarter, demand fell off quite a bit relative to what you were looking at at the time that you made that statement. I’m just trying to understand. The economy kind of ground to a halt September, October of last year. Your fourth quarter was actually, all things considered, pretty strong both on the — revenues were down modestly, in single digits on an organic basis in data.
And your EBITDA was quite strong. Then we saw a more meaningful fall off in the first quarter. I guess I’m just trying to understand how your business relates to what’s going on in the economy. Why did it take some time before you actually saw the meaningful fall off in the business in the first quarter and what do you think the leading indicators will be as to when things are going to get better beyond kind of the obvious of what’s going on in the economy?

 Bill Fairfield - infoGROUP Inc. - CEO
 I’ll try to be responsive to your question. Let me address the first one with respect to legal costs. You’re right. Legal costs continue to be high. Keep in mind that while the Delaware Derivative suit has been settled and the costs associated with that special litigation committee activity last year was extremely high — I don’t remember the numbers right off hand. Tom may remember them. But there’s still an ongoing activity with the SEC and we are required to cover the legal expenses of directors and managers that are being interviewed by those guys as they go through their process and that’s where the bulk of the costs reside. We’ve had open discussions with the SEC. It’s in all of our best interests to see that that gets concluded sooner rather than later from a cost standpoint.
But having said that, we really don’t have any control over that time table. I think — I hope — and this is based on conversations with Tom McCusker, our general counsel, I don’t see those costs getting any worse. They might get better since I think they’re basically through the bulk of the interview process with most of the people. That’s where those costs reside.
Let me talk a little bit about the revenue situation. I think what happened — and this is conjecture on my part. I think what happened was that there was a big surge in marketing spending towards the end of last year as people tried to make the best of what was, as it turns out, a bad situation. At that time it was an uncertain situation. We saw a fair amount of marketing spend even in those areas that are sort of old business, if you will. For instance, we have a fair amount of our business that’s in traditional direct marketing. It is catalog related. And I think folks were just putting on a big surge in those kinds of businesses and in those kinds of marketing techniques in the fourth quarter last year. They dropped right off the table.
We expected the first half of this year to be difficult. It was slower than even we had planned for. As I indicated, it’s across the board. The biggest impact is in those sort of traditional marketing areas which are not only impacted by the economy but they’re impacted by just the trends in the business. The business is moving away from those kinds of marketing activities where you stick a stamp on something and send it to somebody

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call
and they’re moving towards the digital delivery side. And we’re moving in that direction too, but suffice it to say that we still have some businesses that are predominantly focused on sort of the old environment if you will.
Then, as I mentioned in my prepared remarks, I think the other thing — there’s no way to measure this. But I’m sure that the kind of change that we’re putting this Company through is creating some distraction. We’re consolidating businesses. We’re integrating back offices. I don’t care how good a job we do at executing on that, it does divert time and attention in some cases. We’ve got a little bit more restructuring to do, as Tom as outlined, certainly in the second quarter and through the rest of the year. But I really feel very good that we’re getting ourselves into a situation where we have the ability to be a much more profitable Company than we’ve seen in the near past. And the first quarter not withstanding, I still have a great deal of confidence that when we get this business streamlined the way we want to, get our product mix shifted the way we want to shift it to a more integrated marketing approach, that we’re going to be just fine.

 Gary Steiner - Huber Capital Management - Analyst
 Thank you very much.

Operator
 Our next question comes from the line of Ted Hillenmeyer from Northstar Partners. Ted, you may proceed.

 Ted Hillenmeyer - Northstar Partners - Analyst
 Yes. I just had additional questions on the balance sheet items. What’s in assets held for sale and what are the current and long-term escrow accounts?

 Tom Oberdorf - infoGROUP Inc. - CFO
 Okay. Some of the assets that are held for sale are like the Company plane, some properties that we’ve decided, that the Company decided we would dispose of yet have not, not because we haven’t tried but because we’re in the process of marketing them. The escrow account, I think there are two numbers in the escrow. Ones a $3 million. There’s two parts to the escrow. One’s $3 million and one’s $10 million. So, $3 million of the escrow is a short-term escrow amount where there is a working capital agreement between us when we sold Macro and the buyers. So, we’re waiting for — and I think it’s 90 days — for the auditors to complete their audit of the financials. Once we agree on what the working capital is, those monies, we expect those monies to be returned to us. The other $10 million which is longer-term is basically your escrow for reps and warranties that the Company makes as part of the sale. At this point, there’s no reason why — I believe that those will also be returned to us in due course.

 Ted Hillenmeyer - Northstar Partners - Analyst
 The note receivable, what is that and why is that tied to stockholders equity?

 Tom Oberdorf - infoGROUP Inc. - CFO
 In the equity section? Yes. That is the payment due from our example-CEO and I believe he pays $2.2 million per year. I think that’s why if you look versus December it went down from $9 million to $6.8 million. But he paid $2.2 million a year. I think the last payment comes at $1.1 million. Anyway, that represents his payment to us. What he owes us.

 Ted Hillenmeyer - Northstar Partners - Analyst
 And he pays it in cash?

 Tom Oberdorf - infoGROUP Inc. - CFO

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Final Transcript
May. 05. 2009 / 8:30AM ET, IUSA - Q1 2009 InfoGroup Earnings Conference Call
 Yes.

 Ted Hillenmeyer - Northstar Partners - Analyst
 Okay.

Operator
 At this time we are showing no further questions available. Mr. Fairfield, you may proceed, sir.

 Bill Fairfield - infoGROUP Inc. - CEO
 Thank you very much. Thanks for attending the conference call. We appreciate your questions. If anybody has any additional questions after this call, Tom and I are available for discussion. So, we thank you. Have a good day.

Operator
 Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

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